Exhibit 99.1
Bancorp of New Jersey, Inc. Reports Continued Record Earnings
and Record Assets
November 7, 2011
Fort Lee, NJ — Bancorp of New Jersey, Inc. (NYSE-AMEX: BKJ), the holding company of Bank of New Jersey, reported its strongest quarterly net income since opening in May, 2006 as well as reaching $436.4 million in total assets as of September 30, 2011. Net income for the third quarter of 2011 reached a record $901 thousand compared to $544 thousand for the third quarter of 2010, representing an increase of $357 thousand, or approximately 65.6%. Earnings per diluted share were $0.17 for the third quarter of 2011 and $0.10 for the third quarter of 2010, respectively. Net income for the first nine months of 2011 exceeded $2.3 million, or $0.45 per diluted share, compared to $1.6 million, or $0.30 per diluted share, for the first nine months of 2010. The net income generated during the quarter represents the nineteenth consecutive quarter of profitability.
During the third quarter of 2011, net interest income increased by 19.1%, or approximately $612 thousand, to $3.8 million from $3.2 million for the third quarter of 2010. During the first nine months of 2011, net interest income reached $11.2 million compared to $9.3 million for the first nine months of 2010, reflecting a 19.8% increase. The increase in net interest income was primarily due to higher average loan balances, which was the result of increased loan production during the first nine months of 2011. During the third quarter of 2011, non-interest expenses, net, increased $160 thousand, or 8.6%, compared to third quarter of 2010, to $2.0 million, while the provision for loan losses decreased $130 thousand to $300 thousand for third quarter 2011 as compared to $430 thousand for third quarter 2010. Non-interest expense, net, for the nine months ended September 30, 2011 increased $783 thousand to $6.4 million, compared to $5.6 million for the nine months ended September 30, 2010. For the nine months ended September 30, 2011, the provision for loan losses was $898 thousand, a decrease of $187 thousand from $1.1 million for the nine months ended September 30, 2010. The decreases in the provision for loan losses for the three- and nine-month periods reflect the credit quality of the loan portfolio and the stabilization of non-performing loans. During the nine months ended September 30, 2011, the Company sold one other real estate owned property, resulting in a $203 thousand loss, and had no other real estate owned at September 30, 2011.
Bancorp of New Jersey’s total assets reached a record level $436.4 million at September 30, 2011 compared to $370.3 million at December 31, 2010. The company also reached record levels in its loans and deposits as of September 30, 2011. Total loans reached $353 million at September 30, 2011 compared to $302.1 million at December 31, 2010, an increase of approximately $50.9 million, or approximately 16.8%. Total deposits increased to $381.6 million at September 30, 2011 from $318.4 million at December 31, 2010, an increase of approximately $63.1 million, or approximately 19.8%. Stockholders’ equity grew to $50.9 million at September 30, 2011 from $50.1 million at December 31, 2010 and included the effect of a special cash dividend of $0.40 per share, or $2.1 million in total, and payable in the fourth quarter of 2011.
On September 15, 2011, the company announced a nonrecurring special cash dividend in the amount of $0.40 per share to holders of record as of October 17, 2011, to be paid on December 14, 2011.
Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services. The Bank, currently, has 7 branch offices located in Fort Lee (3 locations), Hackensack, Haworth, Harrington Park, and most recently, in Englewood, all in Bergen County, NJ. An eighth location in Cliffside Park, NJ, is expected to open during first quarter of 2012.
For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-944-8600.
If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net.

Forward-Looking Statements
This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements. These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from those expected or implied by such forward-looking statements. Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements include the economic conditions affecting the financial industry and our customers, particularly in our market area; volatility in interest rates and the shape of the yield curve; credit risks and risks associated with real estate, which serves as collateral for a significant portion of our loans; operating, legal, and regulatory risk, including compliance with new laws and regulations; economic, political, and competitive forces affecting the company’s lines of business; the extent and timing of actions of the Federal Reserve System; customer acceptance of our products and services; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission or in other generally disseminated documents. Any statements made that are not historical facts should be considered to be forward-looking statements. You should not place undue reliance on any forward-looking statements. We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.
Financial Highlights
(unaudited)
(dollars in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
INCOME STATEMENT	2011	2010	2011	2010
Net Interest Income	$3,816	$3,204	$11,172	$9,325
Provision for loan losses	300	430	898	1,085
Noninterest Expense, net	2,022	1,862	6,351	5,568

Pretax Income	1,494	912	3,923	2,672
Tax Expense	593	368	1,572	1,090

Net Income	$901	$544	$2,351	$1,582

Basic Earnings per Share	$0.17	$0.10	$0.45	$0.30
Diluted Earnings per Share	$0.17	$0.10	$0.45	$0.30

Weighted Average Shares — Basic	5,207	5,207	5,207	5,207
Weighted Average Shares — Diluted	5,209	5,226	5,215	5,225

SELECTED BALANCE SHEET
DATA AT END OF PERIOD	9/30/2011	12/31/2010
Total Loans	$352,888	$302,103
Allowance for Loan Losses	4,298	3,749
Investment Securities	45,034	32,142
Total Assets	436,377	370,255
Total Deposits	381,560	318,421
Stockholders’ Equity	50,925	50,138